As filed with the Securities and Exchange Commission on April 20, 2018

Registration No. 333-218579

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1311	73-1590941
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(405) 478-8770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

K. Earl Reynolds

Chief Executive Officer

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(405) 478-8770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Wesley P. Williams

Jessica W. Hammons

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 7, 2017, Chaparral Energy, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-218579) (the “Registration Statement”), which became effective on June 22, 2017. The prospectus included in such registration statement was supplemented from time to time, with the most recent prospectus supplement (no. 7) filed on March 9, 2018. The registration statement was filed to register the resale of the securities registered thereunder by the selling stockholders referenced therein.

This Post-Effective Amendment No. 1 on Form S-3 is being filed by the Company to convert the registration statement on Form S-1 into a registration statement on Form S-3. This Post-Effective Amendment No. 1 also contains an updated prospectus so that the information contained or incorporated therein is current as of the date of filing.

All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated April 20, 2018

PROSPECTUS

Chaparral Energy, Inc.

Up to 18,918,552 Shares of Class A Common Stock

3,441,217 Shares of Class B Common Stock

This prospectus relates to the resale of an aggregate of up to 18,918,552 shares of our Class A common stock and 3,441,217 shares of our Class B common stock, which may be offered for sale from time to time by the selling stockholders named in this prospectus. The number of shares the selling stockholders may sell consists of 15,337,312 shares of Class A common stock and 3,441,217 shares of Class B common stock that are currently issued and outstanding as well as up to 3,441,217 shares of Class A common stock issuable upon the conversion of shares of Class B common stock and 140,023 shares of Class A common stock that a selling stockholder may receive if it exercises its warrants. Except for 154,620 shares of common stock, the selling stockholders acquired all of the shares of common stock covered by this prospectus in a distribution pursuant to Section 1145 under the United States Bankruptcy Code in connection with our plan of reorganization that became effective on March 21, 2017. The 154,620 shares of common stock were issued and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted to the selling stockholders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling stockholders will be responsible for any underwriting fees, discounts and commissions due to underwriters, brokers-dealers or agents. Please see the section titled “Plan of Distribution” of this prospectus for a more complete description of how the offered common stock may be sold.

You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Our Class A common stock is quoted on the OTCQB tier of the OTC Markets Group Inc. under the symbol “CHPE”. Although our Class A common stock is quoted on the OTCQB, trading and quotations of our Class A common stock have been limited and sporadic. On April 19, 2018, the closing price of our Class A common stock on the OTCQB was $20.00 per share. Our Class B common stock is not listed or quoted on the OTCQB or any other stock exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept any of our Class B common stock for listing.

Investing in our common stock involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2018.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the selling stockholders have authorized any dealer, salesman or other person to provide you with information other than the information contained in this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance, including, without limitation, in “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – 2018 Outlook” contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein. We use words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements.

Without limiting the foregoing, all statements relating to our future operating results, anticipated capital expenditures, future cash flows and borrowings, and sources of funding are forward-looking statements and speak only as of the date of this prospectus. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but are subject to a wide range of uncertainties and business risks, and actual results may differ materially from those discussed in these statements. These factors are difficult to accurately predict and may be beyond our control. Factors that could affect our results or an investment in our securities include, but are not limited to:

•	fluctuations in demand or the prices received for oil and natural gas;

•	the amount, nature and timing of capital expenditures;

•	drilling, completion and performance of wells;

•	competition and government regulations;

•	timing and amount of future production of oil and natural gas;

•	costs of exploiting and developing properties and conducting other operations, in the aggregate and on a per-unit equivalent basis;

•	changes in proved reserves;

•	operating costs and other expenses;

•	our future financial condition, results of operations, revenue, cash flows and expenses;

•	estimates of proved reserves;

•	exploitation of property acquisitions; and

•	marketing of oil and natural gas.

These forward-looking statements represent intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors and other cautionary statements described under the heading “Risk Factors,” included in this prospectus, the factors include:

•	the ability to operate our business following emergence from bankruptcy;

•	worldwide supply of and demand for oil and natural gas;

•	volatility and declines in oil and natural gas prices;

•	drilling plans (including scheduled and budgeted wells);

•	our new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from current values;

•	the number, timing or results of any wells;

•	changes in wells operated and in reserve estimates;

•	future growth and expansion;

•	future exploration;

•	integration of existing and new technologies into operations;

•	future capital expenditures (or funding thereof) and working capital;

•	risks related to the concentration of our operations in the mid-continent geographic area;

•	borrowings and capital resources and liquidity;

•	changes in strategy and business discipline, including our post-emergence business strategy;

•	future tax matters;

•	any loss of key personnel;

•	geopolitical events affecting oil and natural gas prices;

•	outcome, effects or timing of legal proceedings;

•	the effect of litigation and contingencies;

•	the ability to generate additional prospects; and

•	the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions may change the schedule of any future production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. These forward-looking statements speak only as of the date of this report, or if earlier, as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

GLOSSARY OF CERTAIN DEFINED TERMS

The terms defined in this section are used throughout this prospectus:

CO2	Carbon dioxide.

Natural gas liquids (NGLs)	Those hydrocarbons in natural gas that are separated from the gas as liquids through the process of absorption, condensation, adsorption or other methods in gas processing or cycling plants. Natural gas liquids primarily include propane, butane, isobutane, pentane, hexane and natural gasoline.

Credit Facility	Tenth Restated Credit Agreement, dated as of December 21, 2017, by and among us, Chaparral Energy, Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and The Lenders and Prepetition Borrowers Party Hereto.

Play	A term describing an area of land following the identification by geologists and geophysicists of reservoirs with potential oil and natural gas reserves.

Reorganization Plan	First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code.

SEC	The Securities and Exchange Commission.

STACK	An acronym standing for Sooner Trend Anadarko Canadian Kingfisher. A play in the Anadarko Basin of Oklahoma in which we operate.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our common stock. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” together with the additional information described under “Incorporation by Reference.”

Unless the context requires otherwise, references in this prospectus to the “Company,” “Chaparral,” “we,” “our” and “us” refer to Chaparral Energy, Inc. and its subsidiaries on a consolidated basis. We have provided definitions of terms commonly used in the oil and natural gas industry or otherwise in this prospectus in the “Glossary of Certain Defined Terms” at the beginning of this prospectus. Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date (as defined below) of the Reorganization Plan, as contained in this prospectus or other documents incorporated herein by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Reorganization Plan or any of the transactions contemplated thereby, including the adoption of fresh start accounting. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus or other documents incorporated herein by reference relates to the Company following the Effective Date. The Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 on May 15, 2017, which reflected the adoption of fresh start accounting. References to “Predecessor” or “Predecessor Company” in this prospectus or other documents incorporated herein by reference relate to the Company prior to, and including, the Effective Date. References to “Successor” or “Successor Company” in this prospectus or other documents incorporated herein by reference relate to the Company subsequent to the Effective Date.

Our Company

Chaparral Energy, Inc. is a Delaware corporation headquartered in Oklahoma City which has been engaged in the onshore oil and natural gas acquisition, exploitation, exploration and production business in the United States since 1988. We have transitioned from operating a diversified asset base in the Mid-Continent, which previously included CO2 enhanced oil recovery assets, to a dedicated focus on the development and acquisition of unconventional oil and natural gas reserves in the STACK. We have capitalized on our sustained success in the Mid-Continent area in recent years by expanding our holdings to become a leading player in the liquids-rich STACK play, which is home to multiple oil-rich reservoirs including the Oswego, Meramec, Osage and Woodford formations.

Chapter 11 Plan of Reorganization

On May 9, 2016, the Company and its subsidiaries filed voluntary petitions seeking relief under Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) commencing cases for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”). On March 10, 2017, the Bankruptcy Court confirmed our Reorganization Plan, and on March 21, 2017 (the “Effective Date”), the Reorganization Plan became effective and we emerged from bankruptcy.

For more information on the events that occurred and the securities issued in connection with our emergence from the Chapter 11 Cases, see our Current Report on Form 8-K that was filed with the SEC on March 27, 2017.

Principal Executive Offices

Our principal executive offices are located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114, and our telephone number at that address is (405) 478-8770. Information contained on our website, www.chaparralenergy.com, does not constitute a part of this prospectus.

The Offering

Issuer:	Chaparral Energy, Inc.

Common Stock Offered by the Selling Stockholders:	Up to 18,918,552 shares of our Class A common stock, including up to 3,441,217 shares of Class A common stock issuable upon the conversion of shares of Class B common stock and 140,023 shares of Class A common stock issuable upon exercise of warrants, and 3,441,217 shares of our Class B common stock.

Common Stock Outstanding:	38,626,615 shares of Class A common stock outstanding as of April 17, 2018 and 7,871,512 shares of Class B common stock outstanding as of April 17, 2018.

Use of Proceeds:	We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders.

Dividend Policy:	We have not paid any dividends on our common stock in either of the last two years and we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. We are also restricted in our ability to pay dividends under our Credit Facility. Please read “Dividend Policy.”

Listing and Trading Symbols:

Our Class A common stock is quoted on the OTCQB tier of the OTC Markets Group Inc. under the symbol “CHPE”. Due to its relatively small trading volume, it may be difficult for holders to resell their shares of Class A common stock at prices they find attractive, or at all.

Our Class B common stock is not listed or quoted on the OTCQB or any other stock exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept any of our Class B common stock for listing.

Risk Factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.

The risks included in the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or that result from developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. See “Selling Stockholders.” Accordingly, we will not receive any proceeds from the sale of shares of our common stock in this offering.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the common stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET PRICE OF OUR COMMON STOCK

In connection with the Reorganization Plan, on the Effective Date, all shares of Predecessor common stock were cancelled, extinguished and discharged. Simultaneously with the cancellation of Predecessor common stock, we issued, or reserved for issuance, 44,982,142 shares of New Common Stock primarily to holders of certain classes of claims in the Chapter 11 Cases. Our Class A common stock is quoted on the OTCQB tier of the OTC Markets Group Inc. under the symbol “CHPE”. Our Class A common stock began quoting on the OTCQB on May 26, 2017. From May 18, 2017 through May 25, 2017, our Class A common stock was quoted on the OTC Pink market place under the symbol “CHHP”. No established public trading market existed for our Class A common stock prior to that date. Our Class B common stock is not listed or quoted on the OTCQB or any other stock exchange or quotation system, and we have not applied for such listing. Further, in the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept any of our Class B common stock for listing. Although our Class A common stock is quoted on the OTCQB, trading and quotations of our Class A common stock have been limited and sporadic. Over-the-counter market quotations reflect interdealer prices, without retailer markup, markdown, or commission and may not necessarily represent actual transactions. The following table sets forth the high and low last reported sales prices per share of our Class A common stock, as reported on the OTCQB or OTC Pink, of which we are aware for the period indicated. Based on information available to us, we believe transactions in our Class A common stock can be fairly summarized as follows for the period indicated:

	High	Low
2018:
Second Quarter (through April 19, 2018)	$20.00	$16.75
First Quarter	$25.85	$16.65
2017:
Fourth Quarter	$25.50	$23.00
Third Quarter	$23.25	$19.50
Second Quarter (1)	$26.00	$12.00

(1)	Represents the period from May 18, 2017, the date on which our Class A common stock began quoting on the OTC Pink, through June 30, 2017.

The closing sale price of our Class A common stock on the OTCQB tier of the OTC Markets Group Inc. on April 19, 2018 was $20.00 per share. As of April 17, 2018, we had 210 holders of record of our common stock, based on information provided by our transfer agent. In addition, as of April 17, 2018, we had outstanding warrants for the purchase of 140,023 shares of Class A common stock with an exercise price of $36.78 which are immediately exercisable and will expire on June  30, 2018.

DIVIDEND POLICY

We have not paid any dividends on our common stock in either of the last two years and we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board. We are also restricted in our ability to pay dividends under our Credit Facility.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the selling stockholders identified below of up to an aggregate of 18,778,529 shares of our common stock (15,337,312 shares of Class A and 3,441,217 shares of Class B) as well as up to 3,441,217 shares of Class A common stock issuable upon the conversion of shares of Class B common stock and 140,023 shares issuable upon the exercise of warrants to purchase shares of our Class A common stock. This prospectus will not cover subsequent sales of common stock purchased from a selling stockholder named in this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the relevant agreement between us and the selling stockholders. The table below sets forth the maximum number of shares of our common stock, inclusive of the shares of common stock underlying the warrants, to be sold by the selling stockholders.

The selling stockholders acquired the common stock pursuant to our emergence from Chapter 11 bankruptcy on March 21, 2017. On March 21, 2017, we entered into an agreement containing registration rights with the selling stockholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain common stock held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. We are registering the common stock described in this prospectus pursuant to this agreement.

The selling stockholders identified below may currently hold or acquire at any time shares of common stock in addition to those registered hereby. In addition, the selling stockholders identified below may sell, transfer or otherwise dispose of some or all of their common stock included in this registration statement in private placement or other transactions exempt from or not subject to the registration requirements of the Securities Act. They may also acquire additional shares of common stock. Accordingly, we cannot give an estimate as to the amount of common stock that will be held by the selling stockholders upon completion or termination of this offering.

Information concerning the selling stockholders may change from time to time, including by addition of additional selling stockholders, and, if necessary, we will amend or supplement this prospectus accordingly. The selling stockholders are party to that certain Stockholders Agreement, dated March 21, 2017 (the “Stockholders Agreement”), which grants them certain governance rights with respect to us.

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling stockholders on or prior to April 17, 2018. We have not sought to verify such information. Additionally, some or all of the selling stockholders may have sold or transferred some or all of the common stock listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling stockholders may change over time.

Certain selling stockholders are affiliates of broker-dealers (but are not themselves broker-dealers). Each of these broker-dealer affiliates purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. These broker-dealer affiliates did not receive the securities to be sold in the offering as underwriting compensation.

The selling stockholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling stockholders is party (each also a selling stockholders for purposes of this prospectus), may sell up to all of the shares of common stock shown in the table below under the heading “Offered Hereby” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling stockholders are not obligated to sell any of the common stock offered by this prospectus.

Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

Number of Shares of Common Stock
Name	Class	Beneficially Owned Prior to the Offering	Offered Hereby**	Beneficially Owned After the Offering***	As a Percent of Total Outstanding After the Offering
CCM Pension-A, L.L.C. (1)	A B	88,197 18,407	88,197 18,407	0 0	*
CCM Pension-B, L.L.C. (1)	A B	16,898 3,525	16,898 3,525	0 0	*
Contrarian Advantage-B, LP (1)	A B	27,219 5,679	27,219 5,679	0 0	*
Contrarian Capital Fund I, L.P. (1)	A B	1,551,633 322,353	1,544,554 322,353	7,079 0	*
Contrarian Capital Senior Secured, L.P. (1)	A B	44,575 9,302	44,575 9,302	0 0	*
Contrarian Capital Trade Claims, L.P. (1)	A B	81,346 16,976	81,346 16,976	0 0	*
Contrarian Centre Street Partnership, L.P. (1)	A B	313,366 52,559	270,645 52,559	42,721 0	*
Contrarian Dome du Gouter Master Fund, LP (1)	A B	314,230 65,576	314,230 65,576	0 0	*
Contrarian Opportunity Fund, L.P. (1)	A B	499,064 80,402	441,485 80,402	57,579 0	*
Corre Opportunities II Master Fund, LP (2)	A B	198,903 33,345	141,491 29,247	57,412 4,098	*
Corre Opportunities Qualified Master Fund, LP (2)	A B	449,591 66,864	308,020 63,668	141,571 3,196	*
Eastspring Investments - U.S. High Yield Bond Fund (3)	A B	454,576 94,864	454,576 94,864	0 0	*
Eastspring Investments - U.S. Strategic Income Bond Fund (3)	A B	6,929 1,446	6,929 1,446	0 0	*
Franklin High Income Trust - Franklin High Income Fund (4)	A B	119,034 43,062	119,034 43,062	0 0	*
Franklin Strategic Series - Franklin Strategic Income Fund (4)	A B	286,935 94,305	286,935 94,305	0 0	*
Franklin Templeton Investment Funds - Franklin Strategic Income Fund (4)	A B	80,306 22,832	80,306 22,832	0 0	*
Franklin Universal Trust (4)	A B	21,117 5,868	21,117 5,868	0 0	*
Goldman Sachs Assets Management, L.P. on behalf of certain funds and accounts (5)	A B	1,224,637 393,609	1,224,637 393,609	0 0	*
J.P. Morgan Securities LLC (6)	A B	1,226,200 287,036	1,201,200 286,901	25,000 135	*
Jackson National Life Insurance Company (3)	A B	140,458 29,320	140,458 29,320	0 0	*
Jackson National Life Insurance Company of New York (3)	A B	15,567 3,249	15,567 3,249	0 0	*
JNL/PPM America High Yield Bond Fund, a series of JNL Series Trust (3)	A B	569,340 118,813	569,340 118,813	0 0	*
JNL/PPM America Long Short Credit Fund (3)	A B	20,406 4,261	20,406 4,261	0 0	*
JNL/PPM America Strategic Income Fund (3)	A B	15,398 3,213	15,398 3,213	0 0	*
Lord Abbett Bond-Debenture Fund, Inc. (7)	A B	480,548 108,764	480,548 108,764	0 0	*
Lord Abbett Investment Trust - Lord Abbett High Yield Fund (7)	A B	243,918 65,395	243,918 65,395	0 0	*
Lord Abbett Investment Trust - Lord Abbett Income Fund (8)	A B	63,668 13,287	63,668 13,287	0 0	*
Lord Abbett Investment Trust - Lord Abbett Short Duration Income Fund (8)	A B	1,576,917 329,100	1,576,917 329,100	0 0	*
Lord Abbett Passport Portfolios plc - Lord Abbett High Yield Fund (7)	A B	10,940 2,956	10,940 2,956	0 0	*
Lord Abbett Passport Portfolios plc - Lord Abbett Multi-Sector Income Fund (7)	A B	9,455 616	2,955 616	6,500 0	*
Lord Abbett Series Fund, Inc. - Bond Debenture Portfolio (7)	A B	52,255 12,311	52,255 12,311	0 0	*

Mark Fischer (9)	A B	140,023 —	140,023 —	0 0	*
Principal Funds Inc. – Core Plus Bond Fund (10)	A B	60,614 12,649	60,614 12,649	0 0	*
Principal Funds Inc. – Global Diversified Income Fund(10)	A B	254,842 53,185	254,842 53,185	0 0	*
Principal Funds Inc. – High Yield Fund(10)	A B	816,286 170,356	816,286 170,356	0 0	*
Principal Global Investors Funds – High Yield Fund (10)	A B	21,003 4,383	21,003 4,383	0 0	*
Principal Life Insurance Company d/b/a Principal Core Plus Bond Separate Account (10)	A B	57,758 12,053	57,758 12,053	0 0	*
Silver Point Capital Fund, L.P. (11)	A B	2,105,271 443,637	2,105,271 443,637	0 0	*
Silver Point Capital Offshore Master Fund, L.P. (11)	A B	1,291,390 262,696	1,291,390 262,696	0 0	*
The Prudential Assurance Company Limited (3)	A B	864,384 180,392	864,384 180,392	0 0	*

*	Represents less than 1%.
**	The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options, convertible preferred stock, and any other derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this prospectus. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.
***	Assumes the exercise of all warrants and the sale of all shares of common stock shown under “Offered Hereby” held by the selling stockholders and assumes the selling stockholders do not acquire beneficial ownership of any additional shares of our common stock. The selling stockholders are not obligated to sell any of the shares of our common stock covered by this prospectus.
(1)	Jon R. Bauer, managing member of Contrarian Capital Management, L.L.C., the selling stockholder’s investment manager, has voting and investment control over the securities.
(2)	Eric Soderlund and John Barrett, managing members of Corre Partners Management, LLC, the selling stockholder’s investment manager, have voting and investment control over the securities.
(3)	Joel Klein, Executive Vice President of PPM America Inc., the selling stockholder’s investment manager, exercises voting and investment control over the securities as the attorney-in-fact for the selling stockholder.
(4)	Franklin Advisers, Inc. (“FAV”) is the investment manager for each of the funds and accounts that are the registered holders of these securities. FAV is an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”) and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and other accounts. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. FAV disclaims beneficial ownership of the securities.

(5)	Goldman Sachs Asset Management, L.P. serves as the investment advisor to certain funds and accounts and holds voting and investment power with respect to the securities held by such funds and accounts, subject to the oversight of the portfolio management team of Goldman Sachs Asset Management, L.P.
(6)	The selling stockholder is a wholly owned subsidiary of JPMorgan Chase & Co., which, in its capacity as parent holding company, disclaims beneficial ownership of these shares. Each of Christopher L. Harvey, Eric J. Stein, Eric D. Tepper, Kelly Cesare Coffey, Jason Edwin Sippel, Matthew Cherwin, Patrick C. Kirby and Robert C. Holmes is a manager of J.P. Morgan Securities LLC, and as such, may be deemed to have voting and dispositive power over the shares held by J.P. Morgan Securities LLC. Each Christopher L. Harvey, Eric J. Stein, Eric D. Tepper, Kelly Cesare Coffey, Jason Edwin Sippel, Matthew Cherwin, Patrick C. Kirby and Robert C. Holmes disclaims beneficial ownership of the shares.
(7)	Steven F. Rocco, partner and portfolio manager of Lord, Abbett & Co. LLC, the selling stockholder’s investment advisor, exercises voting and investment control over the securities.
(8)	Andrew H. O’Brian, partner and portfolio manager of Lord, Abbett & Co. LLC, the selling stockholder’s investment advisor, exercises voting and investment control over the securities.
(9)	Shares issuable upon the exercise of warrants. Mr. Fischer co-founded the Company in 1988 and served as its chief executive officer and chairman of the board from 1988 through 2016. Mr. Fischer retired from the Company and the board of directors on January 5, 2017 pursuant to our Reorganization Plan.
(10)	Principal Global Investors, LLC, the selling stockholder’s investment advisor, exercises voting and investment control over the securities.
(11)	Silver Point Capital, L.P. is the investment manager of the selling stockholder and, by reason of such status, may be deemed to be the beneficial owner of the securities held by the selling stockholder. Silver Point Capital Management, LLC is the general partner of Silver Point Capital, L.P. and as a result, may be deemed to be the beneficial owner of the securities held by the selling stockholder. Edward A. Mulé and Robert J. O’Shea are each members of Silver Point Capital Management, LLC and as a result, may be deemed to be the beneficial owner of the securities held by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

Below, we have summarized the material terms of our Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), and our Amended and Restated Bylaws (“Bylaws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”). The summaries below are not intended to be complete and are subject to and qualified in their entirety by our full Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to our registration statement on our Company’s Current Report on Form 8-K filed on March 27, 2017 and are incorporated by reference into the Registration Statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Authorized Capitalization

The Company’s authorized capital stock consists of 205,000,000 shares, which include (i) 180,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 20,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share.

Class A and Class B Common Stock

The Class A shares and Class B shares have identical economic and voting rights, except that the Class B shares are subject to certain redemption provisions in the event the Company undertakes an underwritten public offering. The holders of Class A shares and Class B shares at all times vote together as one class on all matters submitted to a vote or for the consent of the stockholders of the Company. Except as provided by law or in a preferred stock designation, holders of Class A shares and Class B shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. Dividends on Class A common stock and Class B common stock in the form of common stock or the right to receive common stock may be paid only in the form of Class A common stock and Class B common stock, respectively. All outstanding shares of common stock are fully paid and non-assessable. Except as described under “Stockholders Agreement” below, the holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Redemption and Conversion of Class B Common Stock

In connection with a demand for an underwritten offering pursuant to the Registration Rights Agreement by holders of at least 20% of the Company’s initial Registrable Securities (an “Underwritten Takedown”), Class B shares will be subject to redemption by the Company if there is an insufficient number of shares (such insufficient amount, the “Shortfall Number”) being offered for sale to successfully consummate the Underwritten Takedown or to create sufficient liquidity for optimal trading of Class A common stock. In such an event, holders of at least 20% of the issued and outstanding Class B common stock may cause the Company to (i) issue for sale in the Underwritten Takedown a number of Class A shares equal to the Shortfall Number and (ii) redeem a number of Class B shares equal to the Shortfall Number, on a pro rata basis, subject to certain conditions and limitations (a “Redemption”). If a Redemption occurs, the issuance of Class A shares and redemption of Class B shares will occur and be effective on the date that the Underwritten Takedown is consummated and the Company will promptly pay to holders whose Class B shares were redeemed a purchase price per share equal to the public offering price in the Underwritten Takedown, less fees and discounts. Any Class B shares so redeemed will be retired and not available for reissuance.

All Class B shares will automatically be converted into Class A shares on a one-for-one basis upon the earliest to occur of (i) December 15, 2018, (ii) a Redemption or (iii) a Public Listing (as defined below) in connection with an Underwritten Takedown or an initial public offering (any such case, a “Conversion”). Any Class B shares so converted will be retired and not available for reissuance.

The Company will maintain a number of authorized but unissued Class A shares sufficient to effect a Redemption or Conversion of all Class B shares.

Drag-Along Rights

At any time prior to the listing of our common stock on a national securities exchange in the United States, whether in connection with an initial public offering of our common stock or otherwise (a “Public Listing”), when a holder or group of holders of our common stock (the “Approving Stockholder”) propose to sell or otherwise dispose of more than 50% of our common stock to a third party, each holder of our common stock who is not an Approving Stockholder must vote in favor of, consent to and raise no objections to the proposed sale.

Tag-Along Rights

At any time prior to a Public Listing, a holder or group of holders of our common stock (the “Prospective Selling Stockholders”) who propose to sell or otherwise dispose of 25% or more of our common stock to a third party (other than in connection with an underwritten initial public offering that results in either: (1) aggregate cash proceeds over $75 million dollars or (2) at least 20% of our outstanding common stock being issued and sold to the public) must allow holders of our common stock who are not Prospective Selling Stockholders to participate in the proposed sale.

Stockholders Agreement

In connection with our emergence from bankruptcy in March 2017, we entered into the Stockholders Agreement with certain stockholders, providing for certain stockholders’ rights, including minority stockholder protections (including amendment provisions relating to such minority stockholder protections). Among other things, the Stockholders Agreement provides for the following:

•	Restrictions on Authority of the Board. Subject to specified exceptions, the Stockholders Agreement provides that we may not, and may not permit our subsidiaries to, take certain actions including but not limited to entering into (i) a merger, consolidation, or sale of all or substantially all of the Company’s assets; (ii) an acquisition outside the ordinary course of business or exceeding $125,000,000; (iii) any issuance of preferred stock or other capital stock of the Company senior to the Company common stock; (iv) an amendment, waiver or modification of the certificate of incorporation or bylaws of the Company; (v) an incurrence of new indebtedness that would result in the aggregate indebtedness of the Company exceeding $650,000,000; and (vi) with certain exceptions, an initial public offering on or prior to December 15, 2018, in each case without the approval of holders of at least two-thirds of the Company’s outstanding common stock.

•	Affiliate Transactions. The Stockholders Agreement provides restrictions on the authority of the board to enter into or terminate affiliate transactions without the approval of a majority of disinterested members of the board.

•	Information Rights. The Stockholders Agreement provides stockholders party to the Stockholders Agreement with certain information rights with respect to the Company.

•	Preemptive Rights. The Stockholders Agreement provides preemptive rights to stockholders holding at least 0.5% of our outstanding common stock, exercisable under certain circumstances upon the issuance of new capital stock or convertible securities, options or warrants to purchase new capital stock.

•	Drag-Along and Tag-Along Rights. The stockholders party to the Stockholders Agreement acknowledge therein that they are subject to the drag-along and tag-along provisions set forth in the our Certificate of Incorporation, as described under “ – Drag-Along Rights” and “ – Tag-Along Rights” above.

•	Registration Rights. The Stockholders Agreement provides registration rights as described in the Registration Rights Agreement.

•	Amendment. Generally, amendments to the Stockholders Agreement must be approved by at least two-thirds of the outstanding shares of common stock subject to the Stockholders Agreement. However, amendments to certain provisions of the Stockholders Agreement require the approval of all stockholders who may be adversely affected by the amendment to such provisions or who would be disproportionately adversely affected relative to other stockholders by the amendment.

•	Termination. The Stockholders Agreement will terminate upon the earliest to occur of (i) the termination of the agreement by the unanimous written consent of all stockholders of the Company; (ii) the dissolution, liquidation or winding up of the Company; or (iii) a Public Listing.

On March 6, 2018, we held a special meeting of stockholders where the stockholders approved and adopted an amendment to the Stockholders Agreement which (i) removed the restriction on the Company’s ability to become subject to Section 13 of the Exchange Act on or prior to December 15, 2018 without the affirmative approval of the holders of two-thirds of the Company’s outstanding common stock and (ii) eliminated preemptive rights currently existing under the Stockholders Agreement which would be applicable to the issuance or sale of Company securities pursuant to a private placement or other transaction exempt from or not subject to the registration requirements of the Securities Act to the extent such transaction does not result in the issuance of more than 100,000 shares of the Company’s common stock and does not result in more than 100 new holders of the Company’s common stock.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, and subject to the Restrictions set forth in the Stockholders Agreement, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 5,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Warrants

On the Effective Date, the Company issued warrants to purchase up to 140,203 Class A shares. The warrants are exercisable until June 30, 2018 and are initially exercisable for one Class A share per warrant at an initial exercise price of $36.78 per share. The warrant holder will not, by virtue of holding or having a beneficial interest in a warrant, have the right to vote, to receive dividends, to consent, to receive notice as a stockholder of the Company in respect of any meeting of stockholders of the Company, or to exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent the warrant holder becomes a holder of record of Class A shares issued upon exercise of the warrants. Upon the occurrence of certain events constituting a recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s equity securities or assets or other transaction, the warrant holder will have the right to receive, upon exercise of a warrant, the kind and amount of consideration that a holder of one share of common stock would have owned or been entitled to receive in connection with such event. The warrant holder may elect to exercise a warrant on a cashless basis such that no payment of cash will be required in connection with such exercise.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws described below contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We elected to “opt out” of the provisions of Section 203 in our Certificate of Incorporation filed in connection with our emergence from bankruptcy.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our Certificate of Incorporation and Bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by the affirmative vote of the holders of a majority of our then outstanding common stock);

•	provide that our Bylaws may only be amended by the affirmative vote of the holders of a majority of our then outstanding common stock or by resolution adopted by a majority of the directors;

•	provide that special meetings of our stockholders may only be called by the board of directors, the chairman of the board of directors, or the holders of a majority of the total voting power of all the shares of our then outstanding stock entitled to vote generally in the election of directors;

•	eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Limitation of Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation and Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Certificate of Incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Other Rights

Under the terms of our Certificate of Incorporation and the Bylaws, we are prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the common stock by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold include:

•	privately negotiated transactions;

•	underwritten transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the shares, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any selling stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell common stock pursuant to Section 4(a)(2) of the Securities Act or under Rule 144 under the Securities Act, in each case if available, rather than under this prospectus.

The prices at which the common stock offered by this prospectus is sold may include:

•	a fixed price or prices, which may be changed;

•	prevailing market prices at the time of sale;

•	prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The selling stockholders may effect such transactions by selling the securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the common stock for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the common stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the securities under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders also may sell securities short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

LEGAL MATTERS

Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Thompson & Knight LLP, Dallas, Texas.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by Cawley, Gillespie & Associates, Inc. and Ryder Scott Company, L.P. All such information has been so included or incorporated by reference on the authority of such firms as experts regarding the matters contained in their reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment on Form S-3 to the registration statement on Form S-1 (the “Registration Statement”) relating to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the Registration Statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the Public Reference Room maintained by the SEC or obtained from the SEC’s website as provided above. Our website is located at www.chaparralenergy.com. We intend to make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, amendments to those reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our stockholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our stockholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

INCORPORATION BY REFERENCE

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the year ended December 31, 2017, as filed on March 29, 2018; and

•	Current Report on Form 8-K filed with the SEC on March 9, 2018.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement and prior to effectiveness of the Registration Statement, and all such documents filed after the date of this prospectus and prior to the date of the completion of the offerings to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.chaparralenergy.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings (including exhibits incorporated therein by reference) at no cost by writing or telephoning us at the following address or telephone number:

Attention: Investor Relations

Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

405-426-6700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC Registration Fee, the amounts set forth below are estimates.

SEC Registration Fee	$51,716	*
Accountants’ fees and expenses	$25,000
Legal fees and expenses	$140,000
Printing and engraving expenses	$45,000
Miscellaneous	$50,000

Total	$311,716

*	Previously paid.

Item 15.	Indemnification of Directors and Officers

Section 145(a) of Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s Amended and Restated Bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) further provide for the advancement of expenses to each of its officers and directors.

The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s certificate of incorporation.

The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s certificate of incorporation or bylaws.

Item 16.	Exhibits and Financial Statement Schedules

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

2.1*	First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, dated March 7, 2017 (Incorporated by reference to Exhibit 1 of Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on March 14, 2017).

2.2*†	Asset Purchase and Sale Agreement dated October 13, 2017, by and among Chaparral Energy, L.L.C., Chaparral CO2, L.L.C., Chaparral Real Estate, L.L.C., and Perdure Petroleum, L.L.C. (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on November 21, 2017).

2.3*†	Purchase and Sale Agreement dated December 22, 2017, by and among Blake Production Company, Inc., Fairway Energy L.L.C., Vernon Resources L.L.C., ABV Ventures L.L.C., and Chaparral Energy, L.L.C. (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on December 27, 2017).

2.4*†	First Amendment to Purchase and Sale Agreement dated January 2, 2018, by and among Blake Production Company, Inc., Fairway Energy L.L.C., Vernon Resources LLC, ABV Ventures LLC and Chaparral Energy, L.L.C. (Incorporated by reference to Exhibit 2.4 of the Company’s Annual Report on Form 10-K filed on March 29, 2018).

Exhibit No.	Description

2.5*†	Purchase and Sale Agreement dated December 22, 2017, by and between BVD INC. and Chaparral Energy, L.L.C. (Incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed on December 27, 2017).

4.1*	Third Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc., dated as of March 21, 2017 (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.2*	Amended and Restated Bylaws of Chaparral Energy, Inc., dated as of March 21, 2017 (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.3*	Registration Rights Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.4*	Warrant Agreement dated as of March 21, 2017, among Chaparral Energy, Inc. and Computershare Inc. as warrant agent (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.5*	Stockholders Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.6*	First Amendment to Stockholders Agreement, dated as of March 6, 2018, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on March 9, 2018).

5.1	Opinion of Thompson & Knight LLP regarding the validity of the securities being registered.

23.1	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Cawley, Gillespie & Associates, Inc.

23.4	Consent of Ryder Scott Company, L.P.

24.1*	Powers of Attorney (included on signature pages of the Registration Statement on Form S-1 of Chaparral Energy, Inc. filed on June 7, 2017).

99.1*	Report of Cawley, Gillespie & Associates, Inc. (Incorporated by reference to Exhibit 99.1 of the Company’s Annual Report on Form 10-K filed on March 29, 2018).

99.2*	Findings of Fact, Conclusions of Law and Order Confirming the First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, as entered by the Bankruptcy Court on March 10, 2017 (Incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on March 14, 2017).

*	Incorporated by reference.
†	The schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Chaparral Energy, Inc. will furnish copies of such schedules to the Securities and Exchange Commission upon request.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on April 20, 2018.

Chaparral Energy, Inc.

By:	/s/ K. Earl Reynolds
Name: K. Earl Reynolds
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 20, 2018.

Signature	Title

/s/ K. Earl Reynolds K. Earl Reynolds	Chief Executive Officer and Director (Principal Executive Officer)

* Joseph O. Evans	Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)

* Robert F. Heinemann	Director (Chairman)

* Douglas E. Brooks	Director

* Matthew D. Cabell	Director

* Samuel Langford	Director

* Kenneth W. Moore	Director

* Gysle Shellum	Director

K. Earl Reynolds hereby signs this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the indicated person for whom he is attorney-in-fact on April 20, 2018, pursuant to powers of attorney previously included with the Registration Statement on Form S-1 of Chaparral Energy, Inc. filed on June 7, 2017 with the Securities and Exchange Commission.

*By:	/s/ K. Earl Reynolds
K. Earl Reynolds
Attorney-in-Fact